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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Omniture, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
68212S1096

(CUSIP Number)
12/31/08

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Scale Venture Partners II, LP 20-1965001

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,750,953

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,750,953

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Scale Venture Management II, LLC 27-0110811

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		1,750,953*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,750,953*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
* Shares are held by Scale Venture Partners II, LP. Scale Venture Management II, LLC is the general partner of Scale Venture Partners II, LP.

Page 3 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Louis C. Bock

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	US

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,750,953*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,750,953*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of his proportionate pecuniary interests therein.

Page 4 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Kate Mitchell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	US

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,750,953,*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,750,953*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of her proportionate pecuniary interests therein.

Page 5 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Rory O’Driscoll

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	US

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,750,953*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,750,953*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of his proportionate pecuniary interests therein.

Page 6 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Mark Brooks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	US

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,750,953*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,750,953*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of his proportionate pecuniary interests therein.

Page 7 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) James Jones

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	US

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,750,953*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,750,953*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of his proportionate pecuniary interests therein.

Page 8 of 14 pages

CUSIP No.	68212S1096

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Sharon Wienbar

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	US

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,750,953*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,750,953*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,750,953*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of her proportionate pecuniary interests therein.

Page 9 of 14 pages

Item 1.
(a)	Name of Issuer
Omniture, Inc.
(b)	Address of Issuer’s Principal Executive Offices
550 East Timpanogos Circle
Orem, UT 84097
Item 2.
(a)	Name of Person Filing
Scale Venture Parnters II, LP; Scale Venture Management II, LLC; Louis C. Bock; Kate
Mitchell; Rory O’ Driscoll; Mark Brooks; James Jones and Sharon Wienbar
(b)	Address of Principal Business Office or, if none, Residence
Scale Venture Partners II, LP: 950 Tower Lane, Suite 700, Foster City, CA 94404
Scale Venture Management II, LLC: 950 Tower Lane, Suite 700, Foster City, CA 94404

Louis C. Bock:	950 Tower Lane, Suite 700, Foster City, CA 94404
Kate Mitchell:	950 Tower Lane, Suite 700, Foster City, CA 94404
Rory O’Driscoll:	950 Tower Lane, Suite 700, Foster City, CA 94404
Mark Brooks:	950 Tower Lane, Suite 700, Foster City, CA 94404
James Jones:	950 Tower Lane, Suite 700, Foster City, CA 94404
Sharon Wienbar:	950 Tower Lane, Suite 700, Foster City, CA 94404
(c)	Citizenship
               Scale Venture Partners II, LP is organized in Delaware and Scale Venture Management II, LLC is organized in California. Each of Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are US citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
68212S1096

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable
Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

Scale Venture Partners II, LP	1,750,953
Scale Venture Management II, LLC	1,750,953	(1)
Louis C. Bock	1,750,953	(1)

Page 10 of 14 pages

Kate Mitchell	1,750,953	(1)
Rory O’Driscoll	1,750,953	(1)
Mark Brooks	1,750,953	(1)
James Jones	1,750,953	(1)
Sharon Wienbar	1,750,953	(1)
(b)	Percent of Class:

Scale Venture Partners II, LP	2.4%
Scale Venture Management II, LLC	2.4%
Louis C. Bock	2.4%
Kate Mitchell	2.4%
Rory O’Driscoll	2.4%
Mark Brooks	2.4%
James Jones	2.4%
Sharon Wienbar	2.4%
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote:

Scale Venture Partners II, LP	1,750,953
Scale Venture Management II, LLC	1,750,953	(1)
(ii)	Shared power to vote or to direct the vote:

Louis C. Bock	1,750,953	(1)
Kate Mitchell	1,750,953	(1)
Rory O’Driscoll	1,750,953	(1)
Mark Brooks	1,750,953	(1)
James Jones	1,750,953	(1)
Sharon Wienbar	1,750,953	(1)
(iii)	Sole power to dispose or to direct the disposition of:

Scale Venture Partners II, LP	1,750,953
Scale Venture Management II, LLC	1,750,953	(1)
(iv)	Shared power to dispose or to direct the disposition of:

Louis C. Bock	1,750,953	(1)
Kate Mitchell	1,750,953	(1)
Rory O’Driscoll	1,750,953	(1)
Mark Brooks	1,750,953	(1)
James Jones	1,750,953	(1)
Sharon Wienbar	1,750,953	(1)

(1)	Shares are held by Scale Venture Partners II, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll, Mark Brooks, James Jones and Sharon Wienbar are the Managing Members of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. The Reporting Person disclaims beneficial ownership with respect to all such shares except to the extent of his proportionate pecuniary interests therein.
Item 5.	Ownership of Five Percent or Less of a Class: ☑

Page 11 of 14 pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable
Item 8.	Identification and Classification of Members of the Group
Not Applicable
Item 9.	Notice of Dissolution of a Group
Not Applicable
Item 10.	Certification
Not applicable
[SIGNATURE]
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 10, 2009

SCALE VENTURE PARTNERS II, LP		SCALE VENTURE MANAGEMENT II, LLC

By:	Scale Venture Management II, LLC,
its General Partner

By:	/s/ Rory O’Driscoll Name: Rory O’Driscoll	By:	/s/ Rory O’Driscoll Name: Rory O’Driscoll
	Title: Managing Member		Title: Managing Member

By:	/s/ Louis C. Bock	By:	/s/ Kate Mitchell

	Name: Louis C. Bock		Name: Kate Mitchell

Page 12 of 14 pages

By:	/s/ Rory O’Driscoll	By:	/s/ Mark Brooks

	Name: Rory O’Driscoll		Name: Mark Brooks

By:	/s/ James Jones	By:	/s/ Sharon Wienbar

	Name: James Jones		Name: Sharon Wienbar
EXHIBITS
A:	Joint Filing Agreement

Page 13 of 14 pages

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Omniture, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 10th day of February, 2009.

SCALE VENTURE PARTNERS II, LP		SCALE VENTURE MANAGEMENT II, LLC

By:	Scale Venture Management II, LLC,
its General Partner

By:	/s/ Rory O’Driscoll Name: Rory O’Driscoll	By:	/s/ Rory O’Driscoll Name: Rory O’Driscoll
	Title: Managing Member		Title: Managing Member

By:	/s/ Louis C. Bock	By:	/s/ Kate Mitchell

	Name: Louis C. Bock		Name: Kate Mitchell

By:	/s/ Rory O’Driscoll	By:	/s/ Mark Brooks

	Name: Rory O’Driscoll		Name: Mark Brooks

By:	/s/ James Jones	By:	/s/ Sharon Wienbar

	Name: James Jones		Name: Sharon Wienbar

Page 14 of 14 pages